Exhibit 99.1

Organicell Regenerative Medicine, Inc. Secures Additional $11 Million in Financing in Preparation for Clinical Trial Enrollment

MIAMI, FL / ACCESSWIRE / September 9th 2022 / Organicell Regenerative Medicine, Inc. (OTCQB: OCEL), a clinical-stage biopharmaceutical company focused on the development of innovative biological therapeutics and regenerative medicine, has closed on an additional $1 million private stock purchase at $0.04 per share and secured a $10 Million Equity Line of Credit with Tysadco Partners, LLC.

This capital raise brings the total amount of new funding deals to $16.5 Million.

As previously announced, Organicell has been approved by the FDA to conduct Phase I/II clinical trials on their investigational new drug Zofin™.

Organicell will focus on proving the efficacy of the company’s flagship product, Zofin™, for the treatment of patients suffering from Covid Long Hauler and Chronic Obstructive Pulmonary Disease (COPD).

In preparation for the enrollment of these clinical trials, Organicell inked a deal with Tysadco Partners, LLC for a $10 Million dollar Equity Line of Credit (ELOC). Tysadco specializes in micro-cap funding and has completed several ELOC’s ranging from $2 million to $30 million over the last five years.

Matt Sinnreich, CEO of Organicell, said “We have been working closely with the FDA and the Institutional Review Board (IRB) over the last few months to adjust the enrollment criteria of our clinical trials to better reflect the current environment. The goal was to put this company in the best possible position to get clinical trial patients quickly enrolled.

Reuters published an article earlier this week entitled, Top scientists join forces to study leading theory behind long COVID, stating that nearly 150 million people are affected by Long Covid.

Organicell had the Long Hauler clinical trial set up before my involvement as CEO. I have aggressively shifted the focus of our resources to accommodate this mandate and ensure we have the funds to complete these trials. I have also approved two new clinical trial sites to host our Long Hauler trials in LA and Miami.”

Sinnreich continued, “Long Hauler Covid is a problem that is affecting a large portion of the global population and a problem I want our company to solve as quickly as possible.

While I feel that we are well capitalized, I don’t want to put our company in a position where we need to raise more capital in the middle of the ongoing trials. An Equity Line of Credit, a.k.a. (ELOC), gives us the option to utilize the stock price and volume traded so that, at our discretion, we can choose to draw up to $10 Million from Tysadco if necessary.

This additional financing option gives the Company a lot more comfort in supporting our team’s efforts to get through our approved trials.

I will give a more granular update on our clinical trials in the coming weeks.”

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About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc. (OTCQB:OCEL) is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and the provision of other related services. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. To learn more, please visit https://organicell.com/.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

CEO and Founder

CNA Finance, LLC.

(503) 464-6502